EXHIBIT (10)(a)


                         AGREEMENT AND RELEASE

A.  The Parties to this Agreement
    -----------------------------

    1. "Mr. Talucci" means John F. Talucci, an individual who lives at 1555 Mt. Pleasant Road, Villanova, Pennsylvania 19085.

    2. "Rohm and Haas" means Rohm and Haas Company, a Delaware corporation with its corporate offices at 100 Independence Mall West, Philadelphia, Pennsylvania 19106-2399.

B.  Background
    ----------

    3. Mr. Talucci has been employed with Rohm and Haas since June 26, 1961. By an earlier agreement, dated January 17, 1995, Mr. Talucci had voluntarily agreed to separate from Rohm and Haas on December 31, 1996, under the Rohm and Haas executive Severance Benefit Program. At Rohm and Haas' request, made because of its business need to retain Mr. Talucci's services, Mr. Talucci has agreed to remain in Rohm and Haas employ until December 31, 1998 ("LDW") and to voluntarily separate from service on that date.

    4. Mr. Talucci is free to sign this Agreement or not sign it. If Mr. Talucci chooses not to voluntarily separate from Rohm and Haas under the terms of this Agreement, he will continue to be bound by the terms of the January 17, 1995 Agreement described in paragraph 3.

C.  Payments and Benefits Received by Mr. Talucci if he signs this Agreement
    ------------------------------------------------------------------------

    5. If Mr. Talucci signs this Agreement and does not revoke it, he will separate from Rohm and Haas on December 31, 1998, and will receive as severance pay an amount equal to twenty-four months salary based on his annual salary as of his LDW, less applicable taxes and withholdings.

    6. Mr. Talucci will be eligible for the same retiree medical insurance coverage and life insurance that Rohm and Haas provides to other retirees, on the same terms and conditions as are made available to other retirees.

    7. Mr. Talucci will also be paid for any unused 1998 vacation or floating holiday earned as of his LDW. These funds will be processed during the next payroll cycle immediately following his LDW. Vacation accrued toward the following year will not be paid, notwithstanding any Rohm and Haas policy to the contrary.

    8. Mr. Talucci will be guaranteed a minimum retirement benefit equal to the lump sum value of his accrued pension benefit from the Pension Plan and the Non-Qualified Pension Plan (formerly the Executive Pension Parity Plan) as of December 31, 1996. This amount shall be calculated using the PBGC interest rate and the mortality table used by the Non-Qualified Pension Plan at December 31, 1996. If at the date of his retirement under this Agreement, the combined lump sum values of the Pension Plan and Non-Qualified Plan are less than the guaranteed minimum retirement benefit, the difference will be paid in a lump sum, net of any legally required withholdings, at the same time as Mr. Talucci's severance payment is paid under paragraph 5.

    9. Mr. Talucci will receive annual payments equal to what he would have received under the Annual and Long-Term bonus plans had he remained an employee until December 31, 2000.

    10. If Mr. Talucci terminates his employment before December 31, 1998, with the consent of the Chief Executive Officer of Rohm and Haas, the benefits payable to him under paragraph S and the hypothetical period of extended service under paragraph 9 will be adjusted proportionately, by multiplying the otherwise payable amount or service period, as applicable, by a fraction, the numerator of which is equal to 12 plus one-half of the number of calendar months after December 1996 during which Mr. Talucci has worked for Rohm and Haas and the denominator of which is 24.

    11. Rohm and Haas will also buy a term life insurance policy, of which Rohm and Haas will be policy owner, on Mr. Talucci's life (the "Term Policy"), for a term of two years, in a face amount equal to the excess of the December 31, 1996 values of (1) one year's base salary plus (2) the minimum retirement benefit guaranteed under paragraph 8 plus (3) the value of the level lifetime income option that would be paid under the Rohm and Haas post-retirement insurance program in the event of Mr. Talucci's death over (4) the death benefits that would be payable by Rohm and Haas and its employee benefit plans in the event of Mr. Talucci's death, as an active employee, at December 31, 1996. If Mr. Talucci dies on or before December 31, 1998, Mr. Talucci's beneficiary, who will be designated by Mr. Talucci in a writing delivered to Rohm and Haas, will be paid the face amount of the Term Policy. No benefit will be payable under the Term Policy if Mr. Talucci dies after December 31, 1998.

    12. If Mr. Talucci dies before the LDW identified in paragraph 3, the payments and benefits conferred on him in paragraphs 5 through 10 of this Agreement, other than those benefits to which Mr. Talucci is otherwise entitled apart from this Agreement, will be replaced by the usual and customary death benefits available to similarly situated Rohm and Haas employees, plus an additional year of bonuses under the Annual and Long Term Award Plans. This paragraph 12 will not affect the benefits provided under paragraph 11.

    13. If Mr. Talucci is determined to have committed an act of intentional wrongdoing against Rohm and Haas or any of its employees before his LDW, he will separate from employment with Rohm and Haas at that time and will forfeit all benefits conferred upon him in paragraphs 5 through 11 of this Agreement, other than those benefits to which he is otherwise entitled apart from this Agreement. For this purpose "intentional wrongdoing" shall mean (i) defrauding Rohm and Haas, (ii) embezzling, converting or otherwise illegally or impermissibly obtaining possession of Rohm and Haas property or funds, (iii) disclosing or otherwise using confidential information, trade secrets or similar material other than for the benefit of Rohm and Haas. The initial determination of whether an act of intentional wrongdoing has occurred will be made by the Chief Executive Officer or President of Rohm and Haas, but Mr. Talucci may appeal the determination to the Executive Compensation Committee of the Board of Directors. Notwithstanding any other provision in this Agreement, Mr. Talucci does not give up his right to sue under this Paragraph 13.

D.  The Release of Claims
    ---------------------

    14. In return for the promises herein, which exceed that to which Mr. Talucci is otherwise entitled under Rohm and Haas' policies and practices, Mr. Talucci, his representatives, successors, heirs, and assigns do hereby completely release and forever discharge Rohm and Haas, its past and present direct or indirect predecessors, successors, parents, subsidiaries, business units or affiliated companies, its and their respective past and present directors, officers, attorneys, employees, successors, assigns, insurers and other representatives (collectively, the "RELEASED PARTIES"), from any and all manner of claims, demands, actions, causes of action, suits, arbitration proceedings, debts, costs, judgments, executions, claims and demands of whatsoever nature, direct or indirect, known or unknown, asserted or unasserted, matured or not matured, which Mr. Talucci, his spouse, children, heirs, parents, siblings, extended family, successors or assigns, or other representatives (collectively, the "RELEASING PARTIES"), either individually or collectively, ever had, now or hereinafter can, shall or may have against the RELEASED PARTIES, from the beginning of time until the present, arising out of or in any manner relating to all events or circumstances in any way related to Mr. Talucci's employment with Rohm and Haas or the separation of that employment. This Agreement specifically includes, but is not limited to, any and all claims for wrongful discharge, breach of contract (whether express or implied), and all forms of employment discrimination in violation of federal, state or local statute, ordinance, executive order, or common law (including but not limited to claims for discrimination on the basis of race, color, religion, sex, national origin, mental or physical disability or for age discrimination under Title VII of the Civil Rights Act of 1964 (42 U.S.C. 2000e et. seq.), the Age Discrimination in Employment Act (42 U.S.C. 621 et. seq.), the Civil Rights Act (42 U.S.C. 1981), the Americans With Disabilities Act (29 U.S.C. section 706, 42 U.S.C. 12101 et. seq.) and any state Human Relations Act or any other such laws or any and all suits in tort (for personal injury of any kind) as well as any and all claims for damages whatsoever kind arising from Mr. Talucci's employment relationship with Rohm and Haas or separation therefrom. Mr. Talucci further agrees not to bring any suit, action or legal proceeding against the RELEASED PARTIES concerning any matter covered by this Release.

E.  Claims Not Released
    -------------------

    15. Notwithstanding the above, this Agreement does not release any claims possessed by Mr. Talucci for benefits under the applicable Workers' Compensation Act, including claims arising from workplace exposure to toxic substances. This Agreement also does not release any rights to recover post-separation benefits to which he is entitled under any applicable Rohm and Haas retirement or other benefit plan in effect as of his LDW including any enhancements made between the date of this Agreement and his LDW.

F.  Additional Terms of This Agreement
    ----------------------------------

    16. Rohm and Haas has the right to disclose the terms of this Agreement for any bona fide business reason.

    17. The post-separation provisions of the Employment Agreement between Mr. Talucci and Rohm and Haas ("Exhibit A"), and the signed Records Security Statement ("Exhibit B") shall remain in full force and effect and be incorporated into this Agreement. Rohm and Haas and Mr. Talucci agree that paragraph 11 of Exhibit A will have no further effect after Mr. Talucci's LDW. The remaining provisions of Exhibit A will at all times remain in full force and effect.

    18. Mr. Talucci may name Larry Wilson or his designee as an employment reference for Mr. Talucci's work at Rohm and Haas.

    Alternatively, Mr. Talucci is free to name any employee of Rohm and Haas, its subsidiaries or affiliates as a reference. Mr. Talucci agrees the opinions and statements given by those individuals will in no way be construed to represent opinions and statements of Rohm and Haas. Any of the individuals who choose to provide a reference for Mr. Talucci will not be acting on behalf of Rohm and Haas or as agents of Rohm and Haas or in the scope of their employment with Rohm and Haas in providing any such reference. Mr. Talucci further agrees that any opinions or statements given by those persons are subject to the release set forth in paragraph 14.

    19. Nothing in this Agreement shall be deemed an admission of liability by Rohm and Haas. To the contrary, Rohm and Haas expressly denies any liability to Mr. Talucci and maintains that its conduct relating to Mr. Talucci's employment with Rohm and Haas and subsequent separation was at all times proper.

    20. Mr. Talucci acknowledges that he is acting of his own free will, that he has been advised by Rohm and Haas to consult an attorney of his choice, that he has had a sufficient opportunity to read the terms of this Agreement, and consult legal counsel, if desired, and that he fully understands all of the provisions of this Agreement. In addition, Mr. Talucci acknowledges that neither Rohm and Haas nor any of its employees, agents, representatives or attorneys have made any representations concerning the terms of this Agreement other than those contained herein.

    21. Mr. Talucci hereby acknowledges that he has had a period of 45 days to fully consider his decision to voluntarily separate from Rohm and Haas and to fully consider whether to accept the terms of this Agreement.

    22. Mr. Talucci may change his decision to voluntarily separate and to execute this Agreement within seven (7) days of his signing it, and the Agreement shall not become effective or enforceable, nor will the payments and benefits outlined above be paid, until the revocation period has expired.

    23. Mr. Talucci acknowledges that if he signs this Agreement and does not revoke it, the prior Agreement described in paragraph 3 above will be superseded and of no further effect.

    24. The fact that a provision of this Agreement is found invalid or unenforceable shall not affect the validity or enforceability of the remainder of this Agreement.

    25. This Agreement contains the entire agreement of the parties relating to the subject matter herein. It may be changed only by a written agreement, signed by both parties.

    26. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

    27. This Agreement may be executed in counterparts and will be valid even though the signatures of all parties do not appear on the same page.


Dated: _______________                 ___________________________________
                                       JOHN TALUCCI


Dated: _______________                 ____________________________________
                                       C.D. SOUTHWARD
                                       FOR ROHM AND HAAS

                                                                     EXHIBIT A


                         EMPLOYMENT AGREEMENT

    In consideration of my employment by Rohm and Haas Company and the compensation and benefits attendant thereto, I agree as follows:

I. I recognize any business or trade secrets, including secret processes of manufacture of Rohm and Haas Company, as the property of Rohm and Haas Company, as well as any information contained in research records, financial records, payroll records, personnel records, and all other confidential information to which I have access. I agree to keep such information secret and confidential and not to use such information other than in an authorized manner in the course of Rohm and Haas Company's business. I further agree not to divulge such information to outsiders or other unauthorized persons either while employed by Rohm and Haas Company or afterwards.

II. I will not engage in any business interests or business activities which, in the opinion of Rohm and Haas Company, conflict with the interests of Rohm and Haas Company.

III. I will disclose promptly to Rohm and Haas Company any and all inventions, discoveries, and improvements (patentable or not) conceived or made by me during the period of my employment and relating to the business or activities of Rohm and Haas Company. I hereby assign and agree, to assign all of my interest therein to Rohm and Haas Company or its nominee and agree to execute any and all documents necessary to enable Rohm and Haas Company to secure Letters Patent of the United States and any foreign country or to otherwise protect Rohm and Haas Company's interests therein. These obligations shall continue beyond the termination of my employment with respect to inventions, discoveries, and improvements conceived or made by me during the period of employment.

IV. I agree, on termination of my employment, to return to Rohm and Haas Company all papers, notes, books, or other documents or property belonging to Rohm and Haas Company or relating to its business.

Executed in _______________, this _________ day of ________________________.


_________________________________ (SEAL)     ROHM AND HAAS COMPANY
SIGNATURE


_________________________________            ______________________________
WITNESS

                                                                     EXHIBIT B


                      RECORDS SECURITY STATEMENT

    I have returned all Company Confidential documents, including research notebooks, which I have had in my possession to Rohm and Haas, and I have no copies of such documents remaining in my possession. I have reread my Employment Agreement and understand that my obligations, to which I had agreed earlier, continue beyond the separation of my employment.


                                       ______________________________
                                       JOHN F. TALUCCI

                                                                     EXHIBIT C


                         JOB GROUP: EXECUTIVES

AGE AS OF 11/1/94         NUMBER OF EMPLOYEES           NUMBER AFFECTED
       62                          2                            0
       60                          2                            1
       59                          2                            1
       58                          1                            1
       57                          5                            3
       56                          2                            1
       55                          7                            2
       54                          5                            0
       53                          3                            1
       52                          5                            0
       51                          6                            0
       50                          5                            0
       49                          3                            0
       48                          3                            0
       47                          5                            0
       46                          2                            0
       45                          2                            0
       43                          3                            0
       42                          2                            0
       41                          1                            0

                                                                     EXHIBIT D


                           REFERENCE LETTER

    A form of reference letter will be mutually agreed upon between Mr. Talucci and Rohm and Haas, and will be included as Exhibit D. The procedure will work as follows: Mr. Talucci will draft a letter and send it to Mr. Wilson for comments or changes. When both parties agree to the language of the letter, it will become Exhibit D to this Agreement.